Exhibit 1.1
Investment Agreement, dated as of April 14, 2006, by and among Xethanol Corporation, a Delaware corporation, H2Diesel, Inc., a Delaware corporation, and the Investors.

INVESTMENT AGREEMENT

This INVESTMENT AGREEMENT (the “Agreement”) is entered into as of this 14th day of April, 2006 (the “Effective Date”), by and among, Crestview Capital Master, LLC (“Crestview”), TOIBB Investment, LLC (“TOIBB”) (Crestview and TOIBB are referred to collectively as the “Investors” and each individually as an “Investor”), H2Diesel, Inc., a Delaware corporation (the “Company”), and Xethanol Corporation, a Delaware corporation (“Xethanol”).
WHEREAS, the Company is the exclusive licensee of a unique technology used for making bio-fuel for internal combustion engines (the “Technology”) pursuant to the terms and conditions of an Exclusive License Agreement between the Company and the inventor of the Technology (the “Inventor”) (the “License Agreement”); and

WHEREAS, Xethanol’s corporate mission is to convert biomass into ethanol and valuable co-products; and

WHEREAS, the Company and Xethanol are interested in entering into a strategic relationship in order to maximize the exploitation of the Technology; and

WHEREAS, the Investors have acknowledged the business potential of the Technology combined with the strategic relationship between the Company and Xethanol;

NOW THEREFORE, based upon the premises and mutual promises set forth below, the parties agree as follows:

1. Purchase, Sale and Issuance of Stock

Crestview Investment

1.1. Subject to the terms and conditions of this Agreement, Crestview agrees to purchase from the Company at the Closing (as defined below), and the Company agrees to sell and issue to Crestview at the Closing, Two Million Two Hundred Seventy Five Thousand (2,275,000) shares (the “Crestview Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), representing seventeen and 50/100 percent (17.5%) of the Company’s issued and outstanding Common Stock at Closing. The purchase price for the Crestview Shares is One Million Four Hundred Thousand Dollars (US$1,400,000.00) (the “Crestview Purchase Price”).

TOIBB Investment

1.2. Subject to the terms and conditions of this Agreement, TOIBB agrees to purchase from the Company at the Closing (as defined below), and the Company agrees to sell and issue to TOIBB at the Closing, Nine Hundred Seventy Five Thousand (975,000) shares (the “TOIBB Shares”) of the Company’s Common Stock, representing seven and 50/100 percent (7.5%) of the Company’s issued and outstanding Common Stock at Closing. The purchase price for the TOIBB Shares is Six Hundred Thousand (US$600,000.00) (the “TOIBB Purchase Price”).

The Crestview Shares and the TOIBB Shares are referred to collectively as the “Shares.”

Xethanol Share Issuance

1.3. Subject to the terms and conditions of this Agreement, the Company agrees issue to Xethanol at the Closing:

(a) One Million Three Hundred Thousand (1,300,000) shares of Common Stock (the “Xethanol Shares”), representing ten percent (10%) of the Company’s issued and outstanding Common Stock as of the Effective Date, on a fully-diluted basis, as consideration for agreeing to be bound by the Put Right (as defined below); and

(b) One Million Three Hundred Thousand (1,300,000) shares of Common Stock (the “Xethanol Management Shares”), representing ten percent (10%) of the Company’s issued and outstanding Common Stock as of the Effective Date, on a fully-diluted basis, as consideration for agreeing to manage the Company’s day to day affairs which shall be undertaken pursuant to a management agreement (the “Management Agreement”) in the form and substance of Exhibit 4.1(g) to this Agreement.

The Crestview Purchase Price and the TOIBB Purchase Price are referred to collectively as the “Purchase Price”.

2. Option to Purchase Additional Shares

2.1. The Company hereby grants to Crestview the option (the “Crestview Option”), to purchase One Million Four Hundred Thousand (1,400,000) shares of Common Stock (the “Crestview Option Shares”). Upon exercise of the Crestview Option, the cost to acquire the Crestview Investor Option Shares is Three Million Five Hundred Thousand Dollars (US$3,500,000.00), or $2.50 per share (the “Crestview Option Purchase Price”). Crestview is entitled to exercise the Crestview Option during the period commencing on the date hereof and expiring at 5:00 p.m. (EST) on the sixtieth (60th) day after the Investors receive the Test Trial Notice, as hereinafter defined (the “Investor Option Exercise Period”). The Crestview Option may be exercised in whole or in part.

2.2. The Company hereby grants to TOIBB the option (the “TOIBB Option”), to purchase Six Hundred Thousand (600,000) shares of Common Stock (the “TOIBB Option Shares”). Upon exercise of the TOIBB Option, the cost to acquire the TOIBB Option Shares is One Million Five Hundred Thousand (US$1,500,000.00), or $2.50 per share (the “TOIBB Option Purchase Price”). TOIBB is entitled to exercise the TOIBB Option during the Investor Option Exercise Period. The TOIBB Option may be exercised in whole or in part.

The Crestview Option and the TOIBB Option are referred to collectively as the “Investor Options”.

2.3. The Company hereby grants to Xethanol the exclusive option (the “Xethanol Option”), to purchase Two Million (2,000,000) shares of Common Stock (the “Xethanol Option Shares”). Upon exercise of the Xethanol Option, the cost to acquire the Xethanol Option Shares is Three Million Six Hundred Thousand Dollars ($3,600,000.00), or $1.80 per share (the “Xethanol Option Purchase Price”). Xethanol is entitled to exercise the Xethanol Option during the period commencing on the date hereof and expiring at 5:00 p.m. (EST) on the sixtieth (60th) day after Xethanol receives the Test Trial Notice (the “Xethanol Option Exercise Period”). The Xethanol Option may be exercised in whole or in part and from time to time throughout the Xethanol Option Exercise Period.

2.4. If either Investor elects to exercise the Investor Options during the Investor Option Period, then the exercising Investor(s) shall provide written notice to the Company setting forth each such Investor’s election to exercise the Investor Options on the terms and conditions of this Agreement including, but not limited to Section 4.2 (the “Investor Option Exercise Notice”), and specifying the number of Option Shares with respect to which the option is being exercised. If either Investor, but not both, fails to exercise the Investor Options in full during the Investor Option Exercise Period or the rights of either Investor, but not both, to exercise the Investor Options terminate pursuant to Section 3.7, the Company shall provide written notice to the other Investor (the “Extended Option Purchase Right Notice”) within three (3) business days following the expiration of the Investor Option Exercise Period or termination date, as the case may be, advising such Investor that it has the right to purchase the remaining Investor Option Shares for the Investor Option Price (the “Extended Option Purchase Right”). If such Investor elects to exercise the Extended Option Purchase Right, then such Investor shall provide written notice to the Company within five (5) business days after receiving the Extended Option Purchase Right Notice (the “Extended Option Purchase Right Period”), setting forth such Investor’s election to exercise the Extended Option Purchase Right in accordance with the terms and conditions of this Agreement, including, but not limited to Section 4.2 (the “Extended Option Purchase Right Exercise Notice”). If both Investors fail to exercise the Investor Options in full during the Investor Option Exercise Period, or rights of both Investors to exercise the Investor Options terminate pursuant to Section 3.7, or a combination thereof, then neither Investor shall be entitled to exercise the Extended Option Purchase Right.

2.5. If either or both Investors fail to exercise the Investor Options and/or the Extended Option Purchase Right during the Investor Option Exercise Period, or the Extended Option Purchase Right Period or the Investor’s right to exercise the Investor Options terminate pursuant to Section 3.7, or a combination thereof, the Company shall provide written notice to Xethanol (the “Xethanol Purchase Right Notice”) within three (3) business days following the later of the expiration of the Extended Option Purchase Right Period or termination date, as the case may be, advising Xethanol that the Investor will not be exercising the Investor Options or the Extended Option Purchase Right in full and that Xethanol, in its sole and absolute discretion, has the exclusive right to purchase so many of the Investor Option Shares as have not been purchased by the Investors for the Investor Option Price (the “Xethanol Purchase Right”). If Xethanol elects to exercise the Xethanol Purchase Right, then Xethanol shall provide written notice to the Company within five (5) business days after receiving the Xethanol Purchase Right Notice, setting forth Xethanol’s election to exercise the Xethanol Purchase Right in accordance with the terms and conditions of this Agreement, including, but not limited to Section 4.2 (the “Xethanol Purchase Right Exercise Notice”).

2.6. If Xethanol elects to exercise the Xethanol Option during the Xethanol Option Period, then Xethanol shall provide written notice to the Company setting forth Xethanol’s election to exercise the Xethanol Option on the terms and conditions of this Agreement including, but not limited to, Section 4.2 (the “Xethanol Option Exercise Notice”). Until the expiration of the Xethanol Option Standstill Period (as defined in Section 3.8), Xethanol may exercise its option to purchase not more than One Million Five Hundred Thousand (1,500,000) of the Xethanol Option Shares. If the Investors’ do not timely exercise the 25% Xethanol Option in full pursuant to Section 3.8, then upon expiration of the Xethanol Option Standstill Period, Xethanol may exercise the Xethanol Option to purchase the remaining Five Hundred Thousand (500,000) of the Xethanol Option Shares, or, if the 25% Xethanol Option has been exercised in part, a number of Xethanol Option Shares equal to the difference between 500,000 shares and the number of shares as to which the 25% Xethanol Option has not been exercised. Subject to Section 3.8, if Xethanol fails to exercise the Xethanol Option during the Xethanol Option Exercise Period, the Company shall provide written notice to the Investors (the “Investor Purchase Right Notice”) within three (3) business days following the expiration of the Xethanol Option Exercise Period, advising the Investors that (a) Xethanol did not exercise the Xethanol Option and that the Investors, in their sole and absolute discretion, have the right to purchase up to their pro rata portion of the Shares purchased pursuant to Sections 1.1 and 1.2 of this Agreement the Xethanol Option Shares for the Xethanol Option Price (the “Investor Purchase Right”); and (b) that if either Investor, but not both, elect to exercise the Investor Purchase Right in full, then such electing Investor shall have the right to exercise the entire Xethanol Option to the extent not exercised by the other Investor. To exercise the Investor Purchase Right, each electing Investor shall provide written notice to the Company within five (5) business days after receiving the Investor Purchase Right Notice setting forth such Investor’s election to exercise the Investor Purchase Right on the terms and conditions of this Agreement including, but not limited to Section 4.2 (the “Investor Purchase Right Exercise Notice”) and specifying the number of Shares as to which the Investor Purchase Right is being exercised.

2.7. The Investor Option Shares and the Xethanol Option Shares shall collectively be referred to herein as the “Option Shares.” The Investor Option Exercise Notice, the Xethanol Option Exercise Notice, the Extended Option Purchase Right Notice, the Xethanol Purchase Right Exercise Notice and the Investor Purchase Right Exercise Notice shall each be referred to herein as an “Option Exercise Notice.”

2.8 The parties hereby undertake and agree that even in the event that Xethanol is a holder of more than Fifty Percent (50%) of the Company’s issued and outstanding share capital, Xethanol shall not be deemed to be in control of the Company

3. Put Right

3.1. During the period commencing on the date hereof and expiring at the earlier of (i) 5:00 p.m. (EST) on the sixtieth (60th) day after receiving the Test Trial Notice and (ii) 5:00 p.m. (EST) on the ninetieth (90th) day from the Closing, (the “Put Exercise Period”), each of the Investors shall have the right (the “Put Right”), to cause Xethanol to purchase all the Shares from each of the Investors and Xethanol shall be obligated to purchase the Shares from such exercising Investors (the “Exercising Investors”) on the terms and conditions hereof. The Put Right may be exercised in whole only, and not in part, by each of the Investors.

3.2. If one or more of the Investors exercises the Put Right, Xethanol shall issue and deliver to each such Exercising Investor at the Put Closing as consideration for the Shares (assuming all Shares are Put, and pro-rata if otherwise), certificates representing Five Hundred Thousand (500,000) shares of Xethanol common stock(the “Xethanol Put Shares”).

3.3. Not later than sixty (60) days from the Closing, the Company shall provide written notice to the Investors and Xethanol (the “Test Trial Notice”), within three (3) business days after receiving the final results of a laboratory selected by the Company and approved by Xethanol (the “Laboratory”), of the trial testing of the Technology with regard to brake specific fuel consumption; engine performance; calorimetric energy yields and standard emissions controls (the “Trial”), based upon testing specifications and procedures approved by the Company . The Test Trial Notice shall include a description of the results of the Trial and a copy of the report provided by the Laboratory.

3.4. The Put Right may be exercised during the Put Exercise Period by the Exercising Investors by providing written notice (the “Put Notice”), to Xethanol and the Company setting forth the Exercising Investor’s election to exercise the Put Right and sell the Shares to Xethanol pursuant to the terms and conditions of this Agreement, including but not limited to Section 4.3.

3.5. In consideration of the Put Right, and subject to the terms and conditions of this Agreement, the Company hereby grants Xethanol a right of first refusal (the “Right of First Refusal”) for any and all rights to Product sublicenses that may be granted by the Company from time to time in the U.S. pursuant to the terms and conditions of the License Agreement.

3.6. Pursuant to such Right of First Refusal, for each new sublicense considered for grant by the Company in the U.S., the Company shall provide written notice to Xethanol describing such possible sublicense grant and the terms thereof contemplated by the Company (the “ROFR Notice”). Xethanol shall have a period of fifteen (15) days from receipt of the ROFR Notice (the “ROFR Acceptance Period”) to notify the Company in writing of its firm commitment to become a sublicensee in accordance with the terms of the ROFR Notice (the “ROFR Acceptance”). If the Company does not receive a ROFR Acceptance within the ROFR Acceptance Period, then the Company may grant such sublicense to the sublicensee of is choice on the same terms as those offered to Xethanol; provided, that if no such sublicense is granted within one hundred twenty (120) days of the expiration of the ROFR Acceptance Period, then any proposed sublicense shall be again subject to the rights of Xethanol (including the notice rights) contained in this Section 3.6.

3.7. Upon the Exercising Investor’s exercise of the Put Right pursuant to this Section 3, the Exercising Investor’s right to exercise : (a) the Investor Options; (b) the Investor Purchase Right, and (c) the Extended Option Purchase Right, shall immediately terminate.

3.8 Until the expiration of fourteen (14) days from the delivery of the Xethanol Option Exercise Notice (the “Xethanol Option Standstill Period”), the Investors shall be entitled to purchase up to Five Hundred Thousand (500,000) of the Xethanol Option Shares (the “25% Xethanol Option “) in accordance with the procedures set forth in Section 2.6, as follows: Crestview shall be entitled to purchase up to 350,000 of the Xethanol Option Shares; and TOIBB shall be entitled to purchase up to 150,000 of the Xethanol Option Shares.

4. Closing

4.1. Closing. The closing of the purchase and sale of the Shares (the “Closing”) is taking place simultaneously with the execution and delivery of this Agreement at the New York office of Greenberg Traurig, LLP, 200 Park Avenue, New York, New York 10166, at 10:00 a.m. local time, or at such other place and time as is mutually agreeable to the Company, the Investor and Xethanol. At the Closing, simultaneously with the execution and delivery of this Agreement, the following deliveries will be made:

(a) The Investors shall deliver to the Company the Purchase Price, to be paid to the Company by bank cashier’s check or wire transfer, at the Company’s discretion, in immediately available funds.

(b) The Company shall deliver to Crestview a certificate representing the Crestview Shares.

(c)  The Company shall deliver to TOIBB a certificate representing the TOIBB Shares.

(d) The Company shall deliver to Xethanol a certificate representing the Xethanol Management Shares.

(e) The Company shall deliver to Xethanol a certificate representing the Xethanol Shares.

(f) Xethanol and the Investors shall have entered into, executed and delivered a Registration Rights Agreement (the ”Registration Rights Agreement”) in the form of Exhibit 4.1(f).

(g) Xethanol and the Company shall have shall have entered into, executed and delivered a Management Services Agreement (the “Management Services Agreement “) in the form of Exhibit 4.1(g).

(h) Xethanol and the Company shall have shall have entered into, executed and delivered a Sublicense Agreement (the “Sublicense Agreement”) in the form of Exhibit 4.1(h).

(i) Xethanol shall deliver to the Company and the Investors certified copies of the resolutions of Xethanol’s board of directors authorizing the execution, delivery and performance of this Agreement and the issuance of the Xethanol Shares pursuant to this Agreement.

(j) The Company shall deliver an opinion of counsel providing that the investment transaction hereunder has been duly authorized by the Company; and that the Company’s share capitalization is consistent with the representations herein.

(k) Xethanol shall deliver an opinion of counsel providing that the investment transaction hereunder has been duly authorized by the Xethanol; and that the Xethanol Put Shares have been duly reserved for issuance hereunder.

4.2. Option Closings. Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of any of the Option Shares (the “Option Closing”) shall take place at the New York office of Greenberg Traurig, LLP, 200 Park Avenue, New York, New York 10166, at 10:00 a.m. local time on the third (3rd) business day following receipt by the Company of an Option Exercise Notice. At an Option Closing, the following deliveries will be made:

(a) The Company shall deliver certificates to either the Investor or Xethanol, as the case may be, representing the Option Shares.

(b) The Company shall deliver the Company Option Closing Certificate to either the Investor or Xethanol, as the case may be.

(c) If applicable, the Investor shall deliver the Investor Option Closing Certificate to the Company.

(d) If applicable, Xethanol shall deliver the Xethanol Option Closing Certificate to the Company.

4.3. Put Closing. Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Xethanol Put Shares (the “Put Closing”) shall take place at the New York office of Greenberg Traurig, LLP, 200 Park Avenue, New York, New York, 10166, at 10:00 a.m. local time on the third (3rd) business day following receipt by Xethanol and the Company of the Put Notice.  At the Put Closing, the following deliveries will be made:

(a) Xethanol shall deliver to the Exercising Investors a certificate representing the Xethanol Put Shares;

(b) The Exercising Investors shall deliver to Xethanol the certificate(s) representing the Shares, duly endorsed in blank or accompanied by duly executed stock powers, with appropriate transfer stamps (if any) thereto; and

(c) The Exercising Investors shall deliver the Investor Put Closing Certificate to Xethanol.

(d) Xethanol shall deliver the Xethanol Put Closing Certificate to the Exercising Investors. The Exercising Investors shall execute and deliver the Registration Rights Agreement attached hereto as Exhibit 4.1(f).

(e) Xethanol shall execute and deliver the Registration Rights Agreement attached hereto as Exhibit 4.1(f).

5. Representations and Warranties of the Company. The Company hereby represents and warrants to the Investors and Xethanol that the following representations are true and complete as of the date of the Closing:

5.1. Organization; Good Standing; Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect.

5.2. Capitalization. The authorized capital of the Company immediately following the Closing consists of:

(a) Common Stock. 25,000,000 shares of Common Stock, of which 13,000,000 shares will be issued and outstanding.

5.3. Authorization. All corporate action required to be taken by the Company’s Board of Directors and stockholders in order to authorize the Company to enter into this Agreement, the Management Services Agreement and the Sublicense Agreement (together, the “Transaction Agreements”) and to issue the Shares, the Xethanol Shares, the Xethanol Management Shares and the Option Shares, has been taken. This Agreement and each of the other Transaction Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

5.4. Valid Issuance of Shares. The Shares, the Xethanol Shares, the Xethanol Management Shares and the Option Shares, if and when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws.

5.5. Disclosure. The Company has made available to each of the Investor and Xethanol all the information reasonably available to the Company that the Investor or Xethanol have requested for deciding whether to acquire the Company’s securities.

5.6. Litigation. There are no (and, since the Company’s incorporation, there have not been any) actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims pending or, to the Company’s knowledge, threatened against or affecting the Company, or pending or threatened by the Company against any person, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement). The Company is not subject to any arbitration proceedings or any governmental investigations or inquiries; and, to the Company’s knowledge, there is no reasonable basis for any of the foregoing. The Company is not subject to any judgment, order or decree of any court or other governmental agency.

5.7. License. The License is valid and legally binding upon the Company, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. The Company is authorized under the License to grant the sublicense rights under the Sublicense Agreement.

6. Representations and Warranties of each Investor. Each Investor hereby represents and warrants that the following representations and warranties are true and complete as of the date of the Closing:

6.1. Authorization. The Investor has full power and authority to enter into this Agreement, and this Agreement constitutes the Investor’s valid and legally binding obligation, enforceable in accordance with its terms.

6.2. Purchase Entirely for Own Account.  This Agreement is made with the Investor in reliance upon the Investor’s representations to the Company, which by the Investor’s execution of this Agreement, the Investor hereby confirms, that the Shares, the Option Shares and the Xethanol Put Shares, if and when they are acquired by the Investor pursuant to this Agreement will be acquired for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same.

6.3. Disclosure of Information.

(a) The Investor believes that it has received all the information it considers necessary or appropriate for deciding whether to purchase the Company’s securities. The Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering being made pursuant to this Agreement and the business, properties, prospects and financial condition of the Company.

(b) The Investor believes that it has received all the information it considers necessary or appropriate for deciding whether to acquire the Xethanol Put Shares. The Investor further represents that it has had an opportunity to ask questions and receive answers from Xethanol regarding the terms and conditions of this Agreement and Xethanol’s business, properties, prospects and financial condition.

6.4. Investment Experience. The Investor is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks in ownership of the Shares, the Option Shares and the Xethanol Put Shares.

6.5. Accredited Investor. The Investor is an “accredited investor” within the meaning of Rule 501 of Regulation D, as promulgated under the Securities Act, and the Company and Xethanol can each rely upon the information provided to it by the Investor, including in the “Accredited Investor Questionnaire” set forth in Annex A.

6.6. Restricted Securities. The Investor understands that the Shares, the Option Shares and the Xethanol Put Shares have not been, and will not be, registered under the Securities Act, and are being issued or will be issued, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Investor’s representations as expressed herein. The Investor understands that the Shares are, and the Option Shares and the Xethanol Put Shares, if and when issued, will be “restricted securities” under applicable federal and state securities laws and that, pursuant to these laws, the Investor must hold the Shares, the Option Shares and the Xethanol Put Shares, if and when issued, indefinitely unless they are registered with the Securities and Exchange Commission (“SEC”), and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Investor acknowledges that the Company has no obligation to register or qualify the Shares, or the Option Shares, if and when issued, for resale. The Investor acknowledges that the Company has no obligation to register or qualify the Xethanol Put Shares for resale, except in accordance with Section 4 of this Agreement. The Investor further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period, and on requirements relating to the Company or Xethanol, as the case may be, which are outside of the Investor’s control, and which the Company or Xethanol, as the case may be, is under no obligation and may not be able to satisfy.

6.7. No Public Market.  The Investor understands that no public market now exists for the Common Stock, and that the Company has made no assurances that a public market will ever exist for the Common Stock.

6.8. Legends. The Investor understands that the Shares, the Option Shares and the Xethanol Put Shares, if and when issued, may bear the following legend or a legend substantially similar to:

(a) “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(b) Any legend required by the securities laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

6.9. No Operating History.   The Investor acknowledges that the Company is a recently incorporated development stage company with no operating history, revenues or employees. The Investor further acknowledges that the Company has not made any representations to the Investor regarding its business prospects or the Company’s ability to generate revenues in the future. The Investor acknowledges that an investment in the Company is highly speculative and may result in a complete loss of the Investor’s investment.

7. Representations and Warranties of Xethanol. Xethanol hereby represents and warrants to the Company and to the Investors that the following representations and warranties are true and complete as of the date of the Closing:

7.1. Organization; Good Standing; Qualification. Xethanol is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and is proposed to be conducted. Xethanol is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect.

7.2. Authorization. All corporate action required to be taken by Xethanol’s Board of Directors and stockholders, if any, in order to authorize Xethanol to enter into this Agreement has been taken. All corporate action required to be taken by Xethanol’s Board of Directors and stockholders has been taken to reserve for issuance and to issue the Xethanol Put Shares in accordance with this Agreement. All action on the part of the officers of Xethanol necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of Xethanol under, the Transaction Agreements, and the issuance and delivery of the Xethanol Put Shares, if necessary, has been taken. the Transaction Agreements, when executed and delivered by Xethanol, shall constitute valid and legally binding obligations of Xethanol, enforceable against Xethanol in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

7.3. Valid Issuance of Xethanol Put Shares.  The Xethanol Put Shares, if and when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws.

7.4. No Violation. The execution, delivery or performance of this Agreement by Xethanol (including, but not limited to the reservation and issuance of the Xethanol Put Shares), does not violate, conflict with or result in any breach of any provision of (i) Xethanol’s organizational documents, (ii) any material contract, note, indenture, mortgage, lease, or agreement to which Xethanol is a party, or (iii) any instrument, judgment, writ, order or decree to which Xethanol is subject.

7.5. SEC Filings. As of their respective dates, all of Xethanol’s quarterly and annual reports, proxy statements and the information and documents and other reports required to be filed or furnished pursuant to Sections 13, 14 or 15(d) of the Exchange Act (the “SEC Filings”) complied in all material respects with all of the rules and regulations promulgated by the SEC and did not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Xethanol’s financial statements included in the SEC Filings comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”), consistently applied during the periods presented (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC), and fairly present the financial position of Xethanol as of the date thereof and the results of their operations and their cash flows for the periods then ended.

7.6. Purchase Entirely for Own Account. This Agreement is made with Xethanol in reliance upon Xethanol’s representations to the Company, which by Xethanol’s execution of this Agreement, Xethanol hereby confirms, that all shares of the Company’s Common Stock that will be or may be acquired by Xethanol pursuant to this Agreement (i.e., the Xethanol Shares, the Xethanol Management Shares, the Shares and the Option Shares) will be acquired for investment for Xethanol’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Xethanol has no present intention of selling, granting any participation in, or otherwise distributing the same.

7.7. Accredited Investor.  Xethanol is an “accredited investor” within the meaning of Rule 501 of Regulation D, as promulgated under the Securities Act.

7.8. Disclosure of Information. Subject to the truth and accuracy of the representations of the Company in Section 5.5 of this Agreement, Xethanol believes that it has received all the information it considers necessary or appropriate for deciding whether to acquire the Company’s securities pursuant to this Agreement. Xethanol further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering being made pursuant to this Agreement and the business, properties, prospects and financial condition of the Company.

7.9. Restricted Securities. Xethanol understands that the Xethanol Shares, the Xethanol Management Shares, the Shares and the Option Shares have not been, and will not be, registered under the Securities Act, and are being issued or will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Xethanol’s representations as expressed herein. Xethanol understands that the Xethanol Shares and the Xethanol Management Shares are “restricted securities,” and if Xethanol acquires the Shares and/or the Option Shares pursuant to this Agreement, such shares will also be “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Xethanol must hold them indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Xethanol acknowledges that the Company has no obligation to register or qualify the Xethanol Shares or the Xethanol Management Shares (or the Shares if the Put Right is exercised or the Option Shares, if acquired), for resale. Xethanol further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period, and on requirements relating to the Company which are outside of Xethanol’s control, and which the Company is under no obligation and may not be able to satisfy.

7.10. No Public Market.  Xethanol understands that no public market now exists for the Common Stock, and that the Company has made no assurances that a public market will ever exist for the Common Stock.

7.11. Legends.  Xethanol understands that any shares of Common Stock acquired pursuant to this Agreement may bear the following legend or a legend substantially similar to:

(a) “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(b) Any legend required by the securities laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

7.12. No Operating History.   Xethanol acknowledges that the Company is a recently incorporated development stage company with no operating history, revenues or employees. Xethanol further acknowledges that the Company has not made any representations to Xethanol regarding the Company’s business prospects or its ability to generate revenues in the future. Xethanol acknowledges that an investment in the Company is highly speculative and may result in a complete loss of Xethanol’s investment.

7.13. Other Agreements. The Xethanol Management Shares and the Xethanol Shares and the Shares that are subject to the Put Right represent the only Company securities to be received by Xethanol in connection with this Agreement. Xethanol acknowledges that no other contract, agreement or understanding exists between the Company, Xethanol or any other person/entity that grants Xethanol any shares of Common Stock or any right to acquire shares of Common Stock or other Company securities. The only consideration to be given to Xethanol for its agreement to manage the day to day affairs of the Company pursuant to the Management Agreement is the Xethanol Management Shares.

8. Covenants

8.1. Confidentiality. Each of the parties agrees to maintain the terms of this Agreement, including the consideration being paid for shares of the Common Stock, in strict confidence and shall not disclose such terms to any third party without the prior written consent of all of the parties to this Agreement. Despite the previous statement, each party has the right to disclose any information required by any applicable law or regulation, including the rules and regulations promulgated by the applicable securities regulators and markets on which their shares are listed.

8.2. Development and Care of the Company’s Technology. Xethanol hereby agrees that as long as it owns any shares of Common Stock, or has a right to purchase Common Stock at a future date, it will use its best efforts to promote the development of and protect any and all Company technologies.

8.3. Restrictions on Corporate Action. The parties hereby agree that the Company shall not take any corporate action without the approval by vote or written consent of the holders of more than seventy-five percent (75%) of the then outstanding shares of Common Stock if such action would sell assets, merge or reorganize with another company in which the Company will not be the surviving entity, or participate in any transaction or series of transactions in which all or substantially all of the assets of the Company are sold, transferred or exclusively licensed.

8.4. Management of the Company. Xethanol hereby covenants and agrees that during the time that Xethanol provides management services to the Company, Xethanol shall utilize the same degree of skill, care and attention that it uses with respect managing its own business and operations.

9. Conditions to Obligations at Future Closings

9.1. Conditions to Obligations of the Investor.  The obligation of the Investor to effect the transactions at each closing other than the Initial Closing provided for in this Agreement is subject to the satisfaction of the following conditions, unless waived by the Investor

(a) The Company shall have executed and delivered a closing certificate to the Investor at the Option Closing in which it is participating, representing and warranting to the Investor that each of the Company’s representations and warranties hereunder was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Option Closing (the “Company’s Option Closing Certificate”).

(b) Xethanol shall have executed and delivered a closing certificate to the Investor at the Put Closing representing and warranting to the Investor that each of Xethanol’s representations and warranties hereunder was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Put Closing (the “Xethanol Put Closing Certificate”).

9.2. Conditions to Obligations of Xethanol. The obligation of Xethanol to effect the transactions in this Agreement at each closing other than the Initial Closing is subject to the satisfaction of the following conditions, unless waived by Xethanol:

(a) The Company shall have executed and delivered a closing certificate to Xethanol at the Option Closing in which it is participating, representing and warranting to Xethanol that each of the Company’s representations and warranties hereunder was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Option Closing (the “Company’s Option Closing Certificate”).

(b) The Investor shall have executed and delivered a closing certificate to Xethanol at the Put Closing representing and warranting to Xethanol that each of the Investor’s representations and warranties hereunder was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Put Closing (the “Investor Put Closing Certificate”)

9.3. Conditions to Obligations of the Company  The obligation of the Company to effect the transactions for in this Agreement is subject to the satisfaction of the following conditions, unless waived by the Company:

(a) The Investor shall have executed and delivered a closing certificate to the Company on each Option Closing in which it is participating, representing and warranting to the Company that each of the Investor’s representations and warranties hereunder was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the date of the applicable Option Closing (the “Investor Option Closing Certificate”).

(b) Xethanol shall have executed and delivered a closing certificate to the Company on each Option Closing in which it is participating, representing and warranting to the Company that each of Xethanol’s representations and warranties hereunder was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the date of the respective Option Closing Second Closing Date (the “Xethanol Option Closing Certificate”).

10. Miscellaneous

10.1. Amendment and Waiver

. This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver shall be binding upon a party only if such amendment or waiver is set forth in a writing executed by the parties. No course of dealing between or among any party having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

10.2. Notices

. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered or sent by telecopy (with hard copy to follow), (ii) one business day following the day when deposited with a reputable and established overnight express courier (charges prepaid), or (iii) five days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications to Sellers, the Company and Buyer shall be sent to the addresses indicated below:

Notices to the Company:

H2Diesel, Inc.
17698 Foxborough Lane
Boca Raton, Florida 33496
Telephone: (561) 702-5432
Telecopy: (212) 805-9425
Attention: Lee Rosen, CEO

with a copy to (which shall not constitute notice to the Company):

Greenberg Traurig, P.A.
1221 Brickell Avenue
Miami, Florida 33131
Attention: Gary Epstein, Esq.
Telephone: (305) 579-0500
Telecopy: (305) 579-0717

Notices to the Investors:

Crestview

c/o Crestview Capital Advisors, LLC
95 Revere Drive, Suite A
Northbrook, IL
Telephone: 847-559-0060
Telecopy: 847-559-5807

TOIBB

Toibb Investment LLC
6355 Topanga Canyon Blvd #335
Woodland Hills, CA 91367
Telephone: (818) 883-3495
Fax: (818) 883-0858

Notices to Xethanol:

Xethanol Corporation
1185 Avenue of the Americas, 20th Floor
New York, New York 10036
Attention:Christopher d'Arnaud-Taylor, CEO
Telephone: (646) 723-4000
Facsimile: (212) 656-1129

with a copy to (which shall not constitute notice to Xethanol):

Boylan, Brown, Code, Vigdor & Wilson, LLP
2400 Chase Square
Rochester, NY 14604
Telephone: (585) 232-5300
Telecopy: (585) 232-3528

10.3. Successors and Assigns

. This Agreement and all of the covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective heirs, successors and assigns of the parties hereto whether so expressed or not. No party may assign its rights and obligations hereunder, in whole or in part, to any of its affiliates without the consent of any of the other parties hereto.

10.4. Severability

. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.5. Interpretation

. The headings and captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption or heading had been used herein or therein. Each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form. The use of the word “including” herein shall mean “including without limitation.” The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

10.6. No Third-Party Beneficiaries

. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity other than the parties hereto and their respective permitted successors and assigns any rights or remedies under or by reason of this Agreement.

10.7. Complete Agreement

. This Agreement contains the entire agreement and understanding among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings whether written or oral, relating to such subject matter in any way.

10.8. Counterparts

. This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages), all of which taken together shall constitute one and the same instrument.

10.9. Governing Law

. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal law of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdictions other than the State of Delaware.

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IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first written above.

H2DIESEL, INC.

By:	/s/ Len Rosen

Name: Len Rosen Title: CEO

CRESTVIEW CAPITAL MASTER, LLC

By:	/s/ Robert M. Hoyt

Name: Robert M. Hoyt Title: Managing Partner

TOIBB INVESTMENT LLC

By:	/s/ Howard Smuckler

Name: Howard Smuckler Title: CFO

XETHANOL CORPORATION

By:	/s/ Christopher d’Arnaud-Taylor

Name: Christopher d’Arnaud-Taylor Title: President & CEO

ANNEX A

Accredited Investor Questionnaire

Instructions: US investors should fill out Part I immediately below. Non-US investors should fill in the blank in Part II below, and put his/her/its initials next to the filled in blank. All investors should fill out Part III.

Part I

For US Investors: Status as an Accredited Investor

By initialing the appropriate space(s) below, the Investor represents and warrants that he/she/it is an “accredited investor” within the meaning of Regulation D. Specifically, the Investor represents and warrants that he/she/it qualifies under the following sub-category or sub-categories of “accredited investor” (INVESTOR MUST INDICATE THE APPLICABLE SUB-CATEGORY OR SUB-CATEGORIES BY INITIALING EACH APPLICABLE SPACE BELOW; IF JOINT INVESTORS, BOTH PARTIES MUST INITIAL);

_____	(a)	Investor is a director or executive officer of the Company;

_____	(b)
Investor is a natural person whose individual income exceeded $200,000 in each of the previous two years, or whose joint income with spouse exceeded $300,000 in each of those years, and who reasonably expects to receive at least the same level of income in this year;

_____	(c)	Investor is a natural person whose individual net worth, or joint net worth with his or her spouse, exceeds $1,000,000;

_____	(d)	Investor is an organization or entity consisting solely of persons who meet the requirements specified in (a), (b) or (c) above;

_____	(e)	Investor is a trust, corporation or partnership with total assets in excess of $5,000,000 not formed for the specific purpose of acquiring the Securities;

_____	(f)	Investor is another type of “accredited investor” as that term is defined in Regulation D, namely ___________________.

The Investor is a resident of the State of ____________.

Part II

For Non-US Investors: Status as a Foreign Investor

By signing on the applicable space(s) below, the Investor represents and warrants that he/she/it is a non-US person (within the meaning of Rule 902(k) of Regulation S under the Securities Act), and he, she or it hereby represents that:

(a) It was not organized under the laws of any United States jurisdiction, will not hold the shares it acquires hereunder (the "Foreign Stock") for the benefit of any U.S. Person, and was not formed for the purpose of investing in securities not registered under the Securities Act.

(b) At the time this transaction was originated, it was outside the United States. All subsequent offers and sales of the securities constituting the Foreign Stock, will be made (i) outside the United States in compliance with Rule 903 or Rule 904 of Regulation S, or (ii) pursuant to registration of the Foreign Stock under the Securities Act, or (iii) pursuant to an exemption from such registration. It understands the conditions of the exemption from registration afforded by Section 4(1) of the Securities Act and acknowledges that there can be no assurance that it will be able to rely on such exemption. Absent registration or another exemption from registration, it will not resell the securities constituting the Foreign Stock to U.S. Persons or within the United States.

Such investor further represents that he, she or it has not been offered the Foreign Stock in the United States and at the time of execution of this Agreement is physically outside the United States.

The Investor is a resident of ____________.

Part III

____________________________________________
Name as you would like it to appear on Stock Certificate

Indicate ownership as:

_____ (a)	Individual
_____ (b)	Community Property
_____ (c)	Joint Tenants with Right of Survivorship	)	All parties must sign
_____ (d)	Tenants in Common	)
_____ (e)	Corporate
_____ (f)	Partnership
_____ (g)	Trust
_____ (h)	Limited Liability Company

_________________________ Residential (or Business, if not an individual) Address	_______________________________ Address for Sending Notices (if different)
__________________________ City, State and Zip Code	__________________________ City, State and Zip Code
___________________________ Telephone Number	___________________________ Telephone Number
Investor’s Taxpayer ID or Social Security No.: ___________________________	Citizen of: ____________________________

AGREED AND ACCEPTED as of April 14, 2006.

H2Diesel, Inc.

/s/ Lee Rosen
By: Lee Rosen
Its: Chief Executive Officer

Exhibit 4.1(f)
Registration Rights Agreement.
Intentionally Omitted. Please See Exhibit 1.2 to this Form 8-K

Exhibit 4.1(g)
Management Agreement
Intentionally Omitted. Please See Exhibit 1.3 to this Form 8-K

Exhibit 4.1(h)
Sublicense Agreement
Intentionally Omitted. Please See Exhibit 1.4 to this Form 8-K